Exhibit (e)(18)

OLINK HOLDING AB (publ)
2021 INCENTIVE AWARD PLAN
2023 U.S. STOCK OPTION GRANT NOTICE

Olink Holding AB (publ), a Swedish public limited liability company (the “Company”), pursuant to its 2021 Incentive Award Plan, as may be amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”), an option (“Option”) to purchase such number of Shares (as defined in the Plan) as set forth below. The Option is subject to all of the terms and conditions set forth herein, as well as in the Plan and the U.S. Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”), each of which are incorporated herein by reference, including all exhibits or attachments thereto. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Stock Option Agreement.

Participant:
Grant Date:	17 April 2023
Vesting Commencement Date:	7 April 2023
Exercise Price per Share:	$22.79
Total Exercise Price:
Total Number of ordinary shares of Common Stock of the Company:
Expiration Date:	7 April 2028
Vesting Schedule:	The Option shall vest in equal installments on each of the first four anniversaries of the Vesting Commencement Date, provided Participant has not experienced a Termination of Service on or prior to the applicable vesting date.

Type of Option: X Incentive Stock Option ☐ Nonqualified Stock Option

By his or her signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement, and this Grant Notice. Participant has reviewed the Stock Option Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Stock Option Agreement and the Plan. Participant further agrees hereby that, as a condition to the receipt of the Shares following exercise of the Option, Participant may be required to execute a lock-up or other agreement, as the Administrator may determine in its sole and absolute discretion. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Stock Option Agreement. In addition, by signing below, Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations using any method permitted under Section 10.4 of the Plan.

OLINK HOLDING AB (publ):	PARTICIPANT:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

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EXHIBIT A TO U.S. STOCK OPTION GRANT NOTICE

U.S. STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this U.S. Stock Option Agreement (this “Agreement”) is attached, Olink Holding AB (publ), a Swedish public limited liability company (the “Company”), has granted to Participant an Option under the Company’s 2021 Incentive Award Plan, as may be amended from time to time (the “Plan”), to purchase the number of Shares indicated in the Grant Notice.

ARTICLE 1.

GENERAL

1.1           Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2           Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE 2.

GRANT OF OPTION

2.1           Grant of Option. In consideration of Participant’s past and/or continued employment with or service to the Company or any Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to Participant the Option to purchase any part or all of an aggregate of the number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement, subject to adjustments as provided in Article IX of the Plan.

2.2           Exercise Price. The exercise price of the Shares subject to the Option shall be as set forth in the Grant Notice; provided, however, that the price per share of the Shares subject to the Option shall not be less than 100% of the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, if the Option is designated as an Incentive Stock Option and Participant is a Greater Than 10% Stockholder as of the Grant Date, the exercise price per share of the Shares subject to the Option shall not be less than 110% of the Fair Market Value of a Share on the Grant Date.

2.3           Consideration to the Company. In consideration of the grant of the Option by the Company, Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

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ARTICLE 3.

PERIOD OF EXERCISABILITY

3.1           Commencement of Exercisability.

(a)           Subject to Sections 3.2, 3.3, 5.11 and 5.17 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b)           No portion of the Option which has not become vested and exercisable at the date of Participant’s Termination of Service shall thereafter become vested and exercisable, except as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company and Participant. Upon Participant’s Termination of Service by the Company for Cause, the Option (whether vested or unvested) shall terminate and cease to be exercisable upon such termination. For the avoidance of doubt, providing service during only a portion of the vesting period prior to a vesting date shall not entitle Participant to vest in a pro-rata portion of the unvested Option that would have vested as of such vesting date nor will it entitle Participant to any compensation for the lost vesting.

(c)           Notwithstanding Section 3.1(a) hereof and the Grant Notice, but subject to Section 3.1(b) hereof, in the event of a Change in Control the Option shall be treated pursuant to Sections 9.2 and 9.3 of the Plan.

3.2           Duration of Exercisability. Each portion of the Option which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof.

3.3           Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)           The Expiration Date set forth in the Grant Notice, which shall in no event be more than ten (10) years from the Grant Date;

(b)           If the Option is designated as an Incentive Stock Option and Participant, at the time the Option was granted, was a Greater Than 10% Stockholder, the expiration of five (5) years from the Grant Date;

(c)           The expiration of three (3) months from the date of Participant’s Termination of Service, unless such termination occurs by reason of Participant’s death or Disability;

(d)           The expiration of one (1) year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability; or

(e)           Participant’s Termination of Service by the Company for Cause.

3.4           Special Tax Consequences. Participant acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options, including the Option (if applicable), are exercisable for the first time by Participant in any calendar year exceeds $100,000, the Option and such other options shall be Nonqualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. Participant also acknowledges that an Incentive Stock Option exercised more than three (3) months after Participant’s Termination of Service, other than by reason of death or Disability, will be taxed as a Nonqualified Stock Option.

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3.5           Tax Indemnity.

(a)           Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and Participant’s employing company, if different, from and against any liability for or obligation to pay any portion of the Tax Liability, payable by the Company in respect of Participant’s Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax, fringe benefit tax and any other employment related taxes or social security, social insurance or national insurance contributions in any jurisdiction) that is attributable to (i) the grant or exercise of, or any benefit derived by Participant from, the Option, (ii) the acquisition by Participant of the Shares on exercise of the Option or (iii) the disposal of any Shares.

(b)           The Option cannot be exercised until Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the Option and/or the acquisition of the Shares by Participant. The Company shall not be required to issue, allot or transfer Shares until Participant has satisfied this obligation.

(c)           Participant hereby acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Liabilities in connection with any aspect of the Option and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of any Award, including the Option, to reduce or eliminate Participant’s liability for Tax Liabilities or achieve any particular tax result. Furthermore, if Participant becomes subject to tax in more than one jurisdiction between the date of grant of an Award, including the Option, and the date of any relevant taxable event, Participant acknowledges that the Company may be required to withhold or account for Tax Liabilities in more than one jurisdiction.

ARTICLE 4.

EXERCISE OF OPTION

4.1           Person Eligible to Exercise. Except as provided in Section 5.3 hereof, during the lifetime of Participant, only Participant may exercise the Option or any portion thereof, unless it has been disposed of pursuant to a domestic relations order. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by the deceased Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-Applicable Laws of descent and distribution.

4.2           Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof. However, the Option shall not be exercisable with respect to fractional Shares. Furthermore, the Option shall only be exercisable during the quarterly open trading windows, as designated by the Company.

4.3           Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company; for the avoidance of doubt, delivery shall include electronic delivery), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof:

(a)           An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator. The notice shall be signed by Participant or other person then entitled to exercise the Option or such portion of the Option;

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(b)           The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, including payment of any applicable Tax Liability, which shall be made by deduction from other compensation payable to Participant or in such other form of consideration permitted under Section 4.4 hereof that is acceptable to the Company;

(c)           Any other written representations or documents as may be required in the Administrator’s sole discretion to evidence compliance with the Securities Act, the Exchange Act or any other Applicable Law, rule or regulation; and

(d)           In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4           Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of Participant:

(a)           Cash or check;

(b)           With the consent of the Administrator and to the extent permitted by Applicable Law, surrender of Shares (including, without limitation, Shares otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; or

(c)           Other legal consideration acceptable to the Administrator (including, without limitation, if there is a public market for Shares at the time the Tax Liabilities are satisfied, through the delivery of a notice that Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale).

4.5           Conditions to Issuance of Shares. The Shares deliverable upon the exercise of the Option, or any portion thereof, may be treasury shares or Shares which have then been reacquired by or held on behalf of the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the conditions in Section 10.6 of the Plan and the following conditions, including without limitation, the receipt by the Company of full payment for such Shares, including payment of any applicable Tax Liability.

4.6           Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any Shares purchasable upon the exercise of any part of the Option unless and until such Shares shall have been issued by the Company, held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), and, to the extent applicable, Participant has executed the Company’s stockholders agreement or registration rights agreement, as applicable. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article IX of the Plan.

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ARTICLE 5.

OTHER PROVISIONS

5.1           Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.

5.2           Whole Shares. The Option may only be exercised for whole Shares.

5.3           Option Not Transferable. Subject to Section 4.1 hereof, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a domestic relations order, unless and until the Option has been exercised and the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed. The Option shall be subject to the restrictions on transferability set forth in Section 10.1 of the Plan.

5.4           Tax Consultation. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of such Shares and that Participant is not relying on the Company for any tax advice.

5.5           Binding Agreement. Subject to the limitation on the transferability of the Option contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.6           Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the Option in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and Article IX of the Plan.

5.7           Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.7, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to Participant shall, if Participant is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 hereof by written notice under this Section 5.7. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service (or any similar foreign entity).

5.8           Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.9           Governing Law and Dispute Resolution. This Agreement shall be governed by and construed under the laws of the State of Delaware regardless of the law that might be applied under principles of conflicts of laws. The venue of any litigation arising from this Agreement or any disputes relating to Participant’s employment shall be in the United States District Court for the District of Delaware, or a state district court of competent jurisdiction in New Castle County, Delaware. Participant consents to personal jurisdiction of the United States District Court for the District of Delaware, or a state district court of competent jurisdiction in New Castle County, Delaware for any dispute relating to or arising out of this Agreement or Participant’s employment, and Participant agrees that Participant shall not challenge personal or subject matter jurisdiction in such courts.

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5.10         Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any other Applicable Law, including, without limitation, any rules or regulations of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

5.11         Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of Participant. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

5.12         Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 5.3 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

5.13         Notification of Disposition. If the Option is designated as an Incentive Stock Option, Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (i) within two (2) years from the Grant Date with respect to such Shares or (ii) within one (1) year after the transfer of such Shares to Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

5.14         Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.15         Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any of its Subsidiaries, which rights are hereby expressly reserved, to discharge or to terminate for any reason whatsoever, with or without cause, the services of Participant at any time (unless otherwise required by Applicable Law or any service agreement by and between Participant and Participant’s employer).

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5.16         Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

5.17         Section 409A. The Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the Option (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Option to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

5.18         Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to options, as and when exercised pursuant to the terms hereof.

5.19         Data Privacy.

(a)           Data Collection and Usage. The Company collects, processes, transfers and uses personal data about Participant that is necessary for the purpose of implementing, administering and managing the Plan. This personal data may include Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares or directorships held in the Company, and details of all awards or other entitlements to Shares, granted, canceled, exercised, vested, unvested or outstanding in Participant’s favor ("Data"), which the Company receives from Participant or Participant's employer (if different). If the Company offers Participant an Award under the Plan, then the Company will collect Data for purposes of granting Awards and implementing, administering and managing the Plan and will process such Data in accordance with the Company’s then-current data privacy policies, which are made available to Participant upon commencing employment and also available upon request. The legal basis, where required, for the processing of Data is Participant’s consent.

(b)           Stock Plan Administration Service Providers. The Company may transfer Data to an independent stock-plan administrator and other third parties based in the United States, Sweden, Ireland, or elsewhere, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with another company that serves in a similar manner. Participant understands that the recipients of the Data may be located in the United States, Sweden, Ireland or elsewhere, and that the recipients’ country (e.g., the United States, Sweden, Ireland or elsewhere) may have different data privacy laws and protections than Participant’s country. The Company’s service provider may open an account for Participant to receive Shares pursuant to Participant’s Award. Participant will be asked to agree to separate terms and data processing practices with the service provider, which is a condition to Participant’s ability to participate in the Plan. Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan.

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(c)           Data Retention. The Company will use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under securities, exchange control, tax and employment laws. When the Company no longer needs Participant’s Data, the Company will remove it from its systems. If the Company keeps the data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

(d)           Consent; Voluntariness and Consequences of Denial or Withdrawal. Where permitted by Applicable Laws, consent is a requirement for participation in the Plan. In such cases, by accepting this Restricted Stock Unit, Participant agrees with the data processing practices as described in this Agreement and grants such consent to the processing and transfer of Data as described in this Agreement and as necessary for the purpose of administering the Plan. Participant’s participation in the Plan and Participant’s grant of consent is purely voluntary. Participant may deny or withdraw Participant’s consent at any time; provided, that if Participant does not consent, or if Participant withdraws Participant’s consent, Participant cannot participate in the Plan unless required by Applicable Law. This would not affect Participant’s salary or other compensation or Participant's status as a Service Provider; Participant would merely forfeit the opportunities associated with the Plan.

(e)           Data Subject Rights. Participant has a number of rights under data privacy laws in Participant’s country. Depending on where Participant is based, Participant’s rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing, (v) portability of Data, (vi) to lodge complaints with the competent tax authorities in Participant’s country and/or (vii) a list with the names and addresses of any potential recipients of Data.

(f)            GDPR Compliance. To the satisfaction and at the direction of the Company, all operations of the Plan and the Shares (at the time of grant and as necessary thereafter) shall include or be supported by appropriate agreements, notifications and arrangements in respect of Data and its use and processing under the Plan, in order to secure (i) the reasonable freedom of the Company or any Subsidiary, as appropriate, to operate the Plan and for connected purposes, and (ii) compliance with the data-protection requirements applicable from time to time, including, if applicable, and without limitation, Regulation EU 2016/679 of the European Parliament and of the Council of April 27, 2016.

5.20         Foreign Asset/Account Reporting Requirements. Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold Shares acquired or received under the Plan or cash received from participating in the Plan in a brokerage account outside Participant’s country. Participant may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country through a designated bank or broker within a certain time after receipt. It is Participant’s responsibility to be compliant with such regulations and Participant should speak with Participant’s personal advisor on this matter.

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5.21         Other Agreements. Participant further agrees hereby that, as a condition to the grant of and/or the receipt of the Shares following exercise of the Option, Participant may be required to execute lock-up or other agreement, as the Administrator may determine in its sole and absolute discretion.

5.22         Internationally Mobile Participants. If Participant relocates outside the United States during the life of the Option, the special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Company reserves the right to impose other requirements on the Option and the Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

ARTICLE 6.

NON-COMPETITION; NON-SOLICITATION; TRADE SECRETS

6.1           Non-Competition. Participant covenants and agrees that Participant will not at any time during the term of Participant’s employment or service with the Company or its Subsidiaries (collectively, for purposes of this Article 6, the “Company”) and for a period of twelve (12) months following Participant’s Termination of Service for whatever reason (the “Non-Compete Period”), compete with the businesses of the Company by engaging, directly or indirectly, in the Covered Business (as defined in Section 6.5 below) within the Covered Area (as defined in Section 6.5 below), without the written consent of the Board.

6.2           Non-Solicitation of Customers. During the Non-Compete Period, Participant agrees not to (i) solicit, directly or indirectly, for the benefit of Participant or any other person, firm or entity, any person, firm or entity that was a customer (or affiliate thereof) of the Company during the twelve (12) month period ending on the date of Participant’s Termination of Service (“Customers”) for the purpose of providing any products or services included in the Covered Business, (ii) induce or attempt to induce any supplier (or affiliate thereof) of the Company during the twelve (12) month period ending on the date of Participant’s Termination of Service (“Supplier”) to refrain from or cease doing business with the Company, or (iii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any Customers or Suppliers.

6.3           Non-Solicitation of Service Providers. During the Non-Compete Period, Participant agrees not to (i) induce, encourage or otherwise solicit any employee or independent contractor who provided services to the Company during the twelve (12) month period prior to any date of determination to terminate such person’s employment or other relationship with the Company or (ii) assist any other person, firm or entity in hiring any such employee or independent contractor.

6.4           Confidentiality. Except with the express written consent of the Board, Participant will not, either during the term of Participant’s employment or service with the Company or anytime thereafter, directly or indirectly, use or disclose for the benefit of Participant or any other person, firm or entity, any of the trade secrets of the Company, whether or not said information was acquired, learned, obtained or developed by Participant alone or in conjunction with others. For purposes of this Agreement, trade secrets shall mean that which is known only to the Company and those employees or other agents to whom it has been confided, and is by law the property of the Company, and shall include all information relating to design and manufacturing procedures, techniques, programs, business systems, processes, methods, and marketing studies. It is the intent hereof that Participant shall not divulge or use any such information which is unpublished or not otherwise readily available to the public or which is not general information in the business of the Company. In addition and notwithstanding anything to the contrary in this Agreement, pursuant to the federal Defend Trade Secrets Act of 2016, Participant shall not be held civilly or criminally liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local governmental official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. No section in this Agreement is intended to or shall limit, prevent, impede or interfere in any way with Participant's right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company’s past or future conduct, or engage in any activities protected under whistleblower statutes.

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6.5           Definitions.

a.             “Covered Business” means any business in which the Company or its Subsidiaries is actively engaged, or actively contemplating engaging in, during the term of Participant’s employment or service with the Company or applicable Subsidiary, or, with respect to periods following termination of such employment, at the date of Participant’s Termination of Service with the Company or applicable Subsidiary, or twelve (12) months prior to the date of such termination, including, without limitation, the Company’s business, which is connected with but not limited to the development and manufacturing of multiplex immunoassay panels, related instruments and the provision of services related thereto.

b.            The phrase “engaging, directly or indirectly” means engaging or having an interest in, directly or indirectly, as owner, partner, participant of a joint venture, trustee, proprietor, shareholder, member, manager, director, officer, employee, independent contractor, capital investor, lender, consultant, advisor or similar capacity, or by lending his or its name or reputation to be used in connection with, or otherwise participating in or making available his or its skill, knowledge or experience to be used in connection with, the operation, management or control of a division, group, or other portion of a business or enterprise engaged in any aspect of the Covered Business.

c.             The phrase “within the Covered Area” is defined to include those various states within, and territories of, the United States and in each of the countries where the Company or its Subsidiaries is performing or has at any time performed the Covered Business.

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